PRESS RELEASE	Contact: Cortney T. Klein
July 29, 2011	(302) 571-5253 cklein@wsfsbank.com

WSFS TO PRESENT AT THE KBW
12TH ANNUAL COMMUNITY BANK INVESTOR CONFERENCE

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, today announced that Mark A. Turner, President and Chief Executive Officer, Stephen A. Fowle, Executive Vice President and Chief Financial Officer and Rodger Levenson, Executive Vice President and Director of Commercial Banking, will be presenting at the Keefe, Bruyette & Woods (KBW) 12th Annual Community Bank Investor Conference on August 2, 2011 at 2:30 P.M. Eastern Daylight Time (EDT) in New York City.

Webcast: WSFS’ presentation can be accessed via live webcast at: http://www.kbw.com/news/conferenceCommunity2011.html

Replay: The webcast will be archived for 60 days after the event.

Presentation Materials:  Presentation slides will be included as part of the webcast and will also be available on the Investor Relations page of the Company’s website prior to the start of the webcast.

About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.2 billion in assets on its balance sheet and $9.3 billion in fiduciary assets, including approximately $1.0 billion in assets under management.  WSFS has 47 offices located in Delaware (38), Pennsylvania (7), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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